Exhibit 16

June 29, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 29, 2005 of Westinghouse Air Brake Technologies Corporation Savings Plan and are in agreement with the statements contained in the first four paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania